POST EFFECTIVE AMENDMENT NO. 1 to
                                  FORM S-8

                        REGISTRATION STATEMENT      No. 333-87445
                    UNDER THE SECURITIES ACT OF 1933

                         COMPUDYNE CORPORATION
         (Exact name of registrant as specified in its charter)

                                 Nevada
     (State or other jurisdiction of incorporation or organization)

                               23-1408659
                  (I.R.S. Employer Identification No.)

                          7249 National Drive
                           Hanover, Maryland
                (Address of Principal Executive Offices)

                                 21076
                               (Zip Code)

           Compudyne Corporation Employee Stock Purchase Plan
                        (Full Title of the Plan)

                       Martin Roenigk, President
                         CompuDyne Corporation
                          7249 National Drive
                        Hanover, Maryland  21076
                (Name and address of agent for service)

                             (410) 712-0275
     (telephone number, including area code, of agent for service)

                    CALCULATION OF REGISTRATION FEE


Title of                                        Proposed Maximum
Securities                 Amount to            Offering Price
Registered               Be Registered          Per Share *
_______________          ______________         _______________
Common Stock,            300,000 shares            $  7.25
par value
$.75 per share





Proposed Maximum                          Amount of
Aggregate Offering Price *                Registration Fee
_____________________                     ___________________
$   2,175,000                                  $  176.18


* Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457 under the Securities Act of 1933 based on the average of high and low prices at which the Common Stock of CompuDyne Corporation was sold on April 4, 2003.

This registration statement shall become effective in accordance with the provisions of Section 8(a) of the Securities Act of 1933 and Rule 462 promulgated thereunder.

                            EXPLANATORY NOTE

      This Post Effective Amendment No. 1 is made to CompuDyne Corporation's Registration Statement on Form S-8, File No. 333-87445, filed September 20, 1999 (the "Registration Statement") and relating to Compudyne Corporation Employee Stock Purchase Plan (the "Plan"). This Post-Effective Amendment is made to increase the number of shares registered under the Plan by 300,000 shares. The contents of the Registration Statement are incorporated herein by reference as if fully set forth herein.

                                 PART I

           INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

The information required by Items 1 and 2 is not required to be filed as part of this Registration Statement.

                                PART II

           INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE.

        The following documents have been filed by Registrant with the Commission and are hereby incorporated by reference in this Registration
Statement:

(1) the latest annual report of the Company filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act");

(2) all other reports filed pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act since the end of the fiscal year covered by the annual report referred to in (1) above; and


(3) the description of the Company's Common Stock, par value $0.75 per share, contained in a registration statement filed under Section 12 of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

     In addition, all documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into the Registration Statement and to be a part thereof from the date of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4.    DESCRIPTION OF SECURITIES.

Not applicable.

ITEM 5.    INTERESTS OF NAMED EXPERTS AND COUNSEL.

Not applicable.

ITEM 6.    INDEMNIFICATION OF DIRECTORS AND OFFICERS BY THE REGISTRANT.

     Pursuant to the Company's bylaws, and consistent with the Nevada statutes, any Director or officer (or former Director or officer) of the Company who is or was a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (including an action by or in the right of the corporation), or who otherwise becomes involved in any legal proceedings (even though not formally a party), by reason, at least in part, of the fact that he is or was a director or officer of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent (hereinafter "Representative") of another corporation, partnership, joint venture, trust or other enterprise (hereinafter "Enterprise") is entitled to indemnity from the Company for all expenses (including attorney's fees), judgments, fines, penalties, costs, amounts paid in settlement and other payments, actually and reasonably incurred in connection with such threatened, pending or completed action, suit or proceeding. The indemnity, however, applies only if the director or officer acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Company and, with respect to any criminal proceeding, had no reasonable cause to believe his conduct was unlawful. If a Director or officer, or a former Director or officer, is or was a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding not only in his capacity as a shareholder or in any other capacity, and there is not a convenient way to separate out expenses incurred in such separate capacities, all of such expenses will be indemnified against by the Company. Additionally, the Board of Directors of the Company may, in its discretion, provide such indemnification for other persons who incur the above-described costs by reason of the fact that they are or were employees or agents of the Company as a Representative of another Enterprise.

     The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith or in a manner which he reasonably believed to be in or not opposed to the best interests of the Corporation, nor, with respect to any criminal action or proceeding, that he had reasonable cause to believe that his conduct was unlawful.

     In the case of an action by or in the right of the corporation, indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the Company or for amounts paid in settlement to the Company unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

     These provisions are subject, generally, to the detailed provisions of Title 7 of the Nevada General Corporation Law, Section 78.751. In particular, a director, officer, employee or agent of the Company is entitled to indemnification to the extent he is successful on the merits or otherwise in defense of the above-mentioned actions or proceedings.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED.

Not applicable.

ITEM 8. EXHIBITS.

4(A) Articles of Incorporation of CompuDyne Corporation filed with the Secretary of State of the State of Nevada on May 8, 1996 herein incorporated by reference to Registrant's Proxy Statement dated April 18, 1997 for its 1997 Annual Meeting of Shareholders.

4(B)    Amendment to the Articles of Incorporation of CompuDyne
        Corporation increasing the number of authorized common shares filed with the Secretary of the State of Nevada on February 16, 2001, herein incorporated by reference to exhibit 3(B) to Registrants 10-K filed March 27, 2001.

4(C) By-Laws, as amended through January 28, 1997 and as presently in effect, herein incorporated by reference to Exhibit 3(C) to Registrant's 10-K filed March 31, 1997.

23      Consent of Independent Auditors dated April 10, 2003.

24      Power of Attorney.

* Filed herewith.


                               SIGNATURES

       The Registrant.

       Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hanover, State of Maryland, on this 10th day of April, 2003.


                              COMPUDYNE CORPORATION (Registrant)


                          By: _______________________________
                               Martin Roenigk
                               President and Chief Executive Officer
                               Duly authorized


Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.


NAME                                  TITLE                       DATE


______________________      President, Chief
Martin A. Roenigk           Executive Officer
                            Director



______________________
Geoffrey F. Feidelberg      Chief Financial Officer
                            Treasurer

______________________      Executive Vice President
Philip M. Blackmon          Director


______________________
Millard H. Pryor, Jr.       Director


______________________
David W. Clark, Jr.         Director


______________________
Alan Markowitz              Director


______________________
Bruce Kelling               Director


______________________
Wade B. Houk                Director



        The Plan.

        Pursuant to the requirements of the Securities Act of 1933, the Plan Administrator of the Employee Stock Purchase Plan has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hanover, State of Maryland, on April 4, 2002.


                                 COMPUDYNE CORPORATION
                                 (as Plan Administrator)


                             By: _______________________________
                                   William C. Rock
                                   VP Accounting and Controller









                             EXHIBIT INDEX


4(A) Articles of Incorporation of CompuDyne Corporation filed with the Secretary of State of the State of Nevada on May 8, 1996 herein incorporated by reference to Registrant's Proxy Statement dated April 18, 1997 for its 1997 Annual Meeting of Shareholders.

4(B)    Amendment to the Articles of Incorporation of CompuDyne
        Corporation increasing the number of authorized common shares filed with the Secretary of the State of Nevada on February 16, 2001, herein incorporated by reference to exhibit 3(B) to Registrants 10-K filed March 27, 2001.

4(C) By-Laws, as amended through January 28, 1997 and as presently in effect, herein incorporated by reference to Exhibit 3(C) to Registrant's 10-K filed March 31, 1997.

*23      Consent of Independent Auditors dated April 10, 2003.

*24      Power of Attorney.

* Filed herewith.



                               EXHIBIT 23

                     Independent auditors' consent



                               EXHIBIT 24

                           POWER OF ATTORNEY